Exhibit 10.10

     POWER CONTRACT, dated as of February 1, 1968, between VERMONT YANKEE NUCLEAR ATOMIC POWER CORPORATION ("Vermont Yankee"), a Vermont corporation,
and                                      (the "Purchaser").

     It is agreed as follows:

1.   Basic Understandings

     Vermont Yankee has been organized to provide for the supply of power to its ten sponsoring utility companies (including the Purchaser), which utilities are hereinafter called the "sponsors." In the spring of 1967, it commenced the construction of a nuclear electric generating unit of the boiling water type, which is being designed to have a maximum net capability of approximately 540 megawatts electric, at a site adjacent to the Connecticut River at Vernon, Vermont (the unit being herein, together with the site and all related facilities to be owned by Vermont Yankee, referred to as the "Unit"). Construction of the Unit is being carried out under contracts with General Electric Company and Ebasco Services Incorporated. It is presently estimated that construction costs and working capital will aggregate approximately $115,000,000, exclusive of fuel.

     The Unit is to be operated to supply power to Vermont Yankee's sponsors, each of which is undertaking to purchase a fixed percentage of the capacity and output of the Unit. The names of the sponsors and their respective percentages ("entitlement percentages") of the capacity and output of the Unit are as follows:

                                                    Entitlement
               Sponsor                              Percentage

     Central Vermont Public Service Corporation        35.0%
     Green Mountain Power Corporation                  20.0%
     New England Power Company                         20.0%
     The Connecticut Light and Power Company            6.0%
     Central Maine Power Company                        4.0%
     Public Service Company of New Hampshire            4.0%
     The Hartford Electric Light Company                3.5%
     Western Massachusetts Electric Company             2.5%
     Montaup Electric Company                           2.5%
     Cambridge Electric Light Company                   2.5%

     Vermont Yankee and its other sponsors are entering into power contracts which are identical to this contract except for necessary changes in the names of the parties.

2.   Effective Date and Term

     This contract shall become effective upon receipt by the Purchaser of notice that Vermont Yankee has entered into power contracts, as contemplated by Section 1 above, with each of its other sponsors. The term of this contract shall expire 30 years after the plant completion date.

     The "plant completion date" shall be the earlier of (i) December 31, 1972, or (ii) the date on which the Unit is placed in commercial operation, as determined by Vermont Yankee (the "commercial operation date").

3.   Construction of the Unit

     Vermont Yankee will proceed with due diligence with construction of the Unit, and will exercise its best efforts to complete and place it in commercial operation by July 1, 1971, on the presently estimated schedule therefor and within present cost estimates, and will keep the Purchaser reasonably informed as to the progress of construction, material modifications in cost estimates, and expected plant completion date.

4.   Operation and Maintenance of the Unit

     Vermont Yankee will operate and maintain the Unit in accordance with good utility practice under the circumstances and all applicable law, including the applicable provisions of the Atomic Energy Act of 1954, as amended, and of any licenses issued thereunder to Vermont Yankee. Within the limits imposed by good utility practice under the circumstances and applicable law, the Unit will be operated at its maximum capability and on a longhour use basis.

     Outages for inspection, maintenance, refueling and repairs and replacements will be scheduled in accordance with good utility practice and insofar as practicable shall be mutually agreed upon by Vermont Yankee and the Purchaser. In the event of an outage, Vermont Yankee will use its best efforts to restore the Unit to service as promptly as practicable.

5.   Purchaser's Entitlement

     The Purchaser will, throughout the term of this contract, be entitled and obligated to take its entitlement percentage of the capacity and net electrical output of the Unit, at whatever level the Unit is operated or operable, whether more or less than 540 megawatts electric.

6.   Deliveries and Metering

     The Purchaser's entitlement percentage of the output of the Unit will be delivered to and accepted by it at the step-up substation at the site. All deliveries will be made in the form of 3-phase, 60 cycle, alternating current at a nominal voltage of 345,000 volts. The Purchaser will make its own arrangements for the transmission of its entitlement percentage of the output of the Unit.

     Vermont Yankee will supply and maintain all necessary metering equipment for determining the quantity and conditions of supply of deliveries under this contract, will make appropriate tests of such equipment in accordance with good utility practice and as reasonably requested by the Purchaser, and will maintain the accuracy of such equipment within reasonable limits. Vermont Yankee will furnish the Purchaser with such summaries of meter readings as the Purchaser may reasonably request.

7.   Payment

     With respect to each month commencing prior to the plant completion date, the Purchaser will pay Vermont Yankee at the rate of 4 mills per kilowatt-hour, for the Purchaser's entitlement percentage of the net electrical output (if any) of the Unit during the particular month.

     With respect to each month commencing on or after the plant completion date, the Purchaser will pay Vermont Yankee an amount equal to the Purchaser's entitlement percentage of the sum of (a) Vermont Yankee's total fuel costs for the month with respect to the Unit, plus (b) Vermont Yankee's total operating expenses for the month with respect to the Unit, plus (c) an amount equal to one-twelfth of the composite percentage for such month of the net Unit investment as most recently determined in accordance with this
Section 7.

     "Composite percentage" shall be computed as of the plant completion date and as of the last day of each month thereafter (the "computation date") and for any month the composite percentage shall be that computed as of the most recent computation date. "Composite percentage" as of a computation date shall be the sum of (i) eight and one-half percent (81/2%) multiplied by the percentage which equity investment as of such date is of the total capital as of such date; plus (ii) the stated interest rate per annum of each principal amount of indebtedness bearing a particular rate of interest outstanding on such date for money borrowed from other than sponsors multiplied by the percentage which such principal amount is of total capital as of such date.

     "Equity investment" as of any date shall consist of not less than the sum of (i) all amounts theretofore paid to Vermont Yankee for all capital stock theretofore issued (taken at the total par value thereof plus the total of all amounts in excess of such par value paid thereon); plus all capital contributions, loans and advances theretofore made to Vermont Yankee by its sponsors, less the sum of any amounts distributed by Vermont Yankee to its sponsors or stockholders in the form of stock repurchases or redemptions, return of capital or repayments of loans and advances; plus (ii) any credit balance in the capital surplus account (not included under (i)) and in earned surplus account on the books of Vermont Yankee as of such date.

     "Total capital" as of any date shall be the equity investment plus the total of all indebtedness then outstanding for money borrowed from other than Vermont Yankee's sponsors.

     "Uniform System" shall mean the Uniform System of Accounts prescribed by the Federal Power Commission for Class A and Class B Public Utilities and Licensees as in effect on the date of this contract and as said System may be hereafter amended to take account of private ownership of special nuclear material.

     Vermont Yankee's "fuel costs" for any month shall include (i) amounts chargeable in accordance with the Uniform System in such month as amortization of costs of fuel assemblies and components and burn-up of nuclear materials for the Unit; plus (ii) all other amounts properly chargeable in accordance with the Uniform System to fuel costs for the Unit less any applicable credits thereto; plus (iii) to the extent not so chargeable, all payments (or accruals therefor) with respect to lease obligations incurred in connection with such fuel assemblies and components, including nuclear materials, for the Unit.

     Vermont Yankee's "operating expenses" shall include all amounts properly chargeable to operating expense accounts (other than such amounts which are included in Vermont Yankee's fuel costs), less any applicable credits thereto, in accordance with the Uniform System; provided, however, that for purposes of this contract, the accrual of depreciation as an operating expense shall commence on the plant completion date at the rate of 3.846% per annum, whether or not the Unit is then in operation, and during each of the first 26 years after the plant completion date, the amount included in operating expenses on account of depreciation accruals (and amortization, if any, of property losses) shall in no event be less than 3.846% of the excess of:

     (a) the amount properly chargeable at the plant completion date in accordance with the Uniform System to electric plant accounts (including construction work in progress) with respect to the depreciable portion of the Unit (or, if the plant completion date is prior to the commercial operation date and the amount so chargeable with respect to the depreciable portion of the Unit on the commercial operation date is greater than it was on the plant completion date, then such greater amount), over

     (b)  the amount of net available cash.

     The "net Unit investment" shall consist, in each case with respect to the Unit, of (i) the aggregate amount properly chargeable at the time in accordance with the Uniform System to Vermont Yankee's electric plant accounts (including construction work in progress); less the sum of (x) the aggregate minimum amount required by this Section 7 to be included in operating expenses from the plant completion date to the date in question on account of depreciation accruals (and amortization, if any, of property losses) reduced by the aggregate of all amounts charged during such period against the accumulated provision for depreciation plus (y) the amount of net available cash; plus (ii) the aggregate amount properly chargeable at the time in accordance with the Uniform System to accounts representing fuel assemblies and components (including nuclear materials) and other materials and supplies, less the balance, if any, at the time of the accumulated amortization thereof; plus (iii) such reasonable allowances for prepaid items and cash working capital as may from time to time be determined by Vermont Yankee. However, for purposes of this contract, the net amount included at any date after the plant completion date in net Unit investment under clause
(i) of the immediately preceding sentence shall in no event be less than the excess of:

     (a) the amount properly chargeable at the plant completion date in accordance with the Uniform System to electric plant accounts (including construction work in progress) with respect to the Unit (or, if the plant completion date is prior to the commercial operation date and the amount so chargeable with respect to the Unit on the commercial operation date is greater than it was on the plant completion date, then such greater amount), over

     (b)  the sum of (x) the aggregate minimum amount required by this
Section 7 to be included in operating expenses from the plant completion date to the date in question on account of depreciation accruals (and amortization, if any, of property losses) plus (y) the amount of net available cash.

The net Unit investment shall be determined as of the plant completion date and thereafter as of the commencement of each calendar year, or if Vermont Yankee elects, at more frequent intervals.

     "Net available cash" means, at any date as of which the amount thereof is to be determined, the excess of (a) the aggregate amount received by Vermont Yankee after the plant completion date and prior to two years before the determination date as insurance proceeds on account of loss or damage to the Unit or as the proceeds of a sale or condemnation of a portion of the Unit, over (b) the aggregate amount expended after the plant completion date and prior to the determination date on account of rebuilding, repairs, replacements and additions to the Unit, provided that insurance proceeds received with respect to a particular loss shall be taken into account for purposes of the foregoing computation only if the amount received with respect to the loss exceeds $150,000.

     Vermont Yankee will bill the Purchaser, as soon as practicable after the end of each month, for all amounts payable by the Purchaser with respect to the particular month. Such bills will be rendered in such detail as the Purchaser may reasonably request and may be rendered on an estimated basis subject to corrective adjustments in subsequent billing periods. All bills shall be paid in full within 10 days after receipt thereof by the Purchaser.

8.   Make-up Term and Option Term

     (a) The Purchaser may elect to extend the contract term by written notice to Vermont Yankee upon the following conditions and for the following period or periods:

     (i) In the event that the Unit is not in commercial operation on the plant completion date, the contract term may be extended for a period equal to the number of consecutive days by which commercial operation is delayed beyond the plant completion date; and

     (ii) if at any time after the commencement of commercial operation no deliveries are made under this contract for a period of at least 120 consecutive days, the contract may be extended for a period equal to the aggregate of such periods during which no deliveries were made.

If the term of the contract is extended pursuant to the provisions of this subsection (a), all of the contract provisions shall remain in effect for the extended term.

     (b) Upon expiration of the initial term of this contract or upon expiration of the term as extended in accordance with subsection (a) of this
Section 8, the Purchaser shall continue to be entitled, at its option, to its entitlement percentage of the capacity and output of the Unit upon terms at least as favorable as those obtained by any other person.

9.   Cancellation of Contract

     If deliveries cannot be made to the Purchaser because either

     (i) the Unit is damaged to the extent of being completely or substantially completely destroyed, or

     (ii) the Unit is taken by exercise of the right of eminent domain or a similar right or power, or

     (iii) (a) the Unit cannot be used because of contamination, or because a necessary license or other necessary public authorization cannot be obtained or is revoked, or because the utilization of such a license or authorization is made subject to specified conditions which are not met, and
(b) the situation cannot be rectified to an extent which will permit Vermont Yankee to make deliveries to the Purchaser from the Unit;

then and in any such case, the Purchaser may cancel this contract. Such cancellation shall be effected by written notice given by the Purchaser to Vermont Yankee. In the event of such cancellation, all continuing obligations of the parties, including the Purchaser's obligations to continue payments, shall cease forthwith. Any dispute as to the Purchaser's right to cancel this contract pursuant to the foregoing provisions shall be referred to arbitration in accordance with the provisions of Section 12.

     Notwithstanding anything in this contract elsewhere contained, the Purchaser may cancel this contract or be relieved of its obligations to make payments hereunder only as provided in the next preceding paragraph of this
Section 9. Further, if for reasons beyond Vermont Yankee's reasonable control, deliveries are not made as contemplated by this contract, Vermont Yankee shall have no liability to the Purchaser on account of such nondelivery.

10.  Insurance

     Prior to the first shipment of fuel to the plant site, Vermont Yankee will obtain, and thereafter will at all times maintain, insurance to cover its "public liability" for personal injury and property damage resulting from a "nuclear incident" (as those terms are defined in the Atomic Energy Act of 1954 as amended), with limits not less than Vermont Yankee may be required to maintain to qualify for governmental indemnity under said Act and shall execute and maintain an indemnification agreement with the Atomic Energy Commission as provided by said Act. Vermont Yankee will also at all times maintain such other types of liability insurance, including workmens' compensation insurance, in such amounts, as is customary in the case of other similar electric utility companies, or as may be required by law.

     Vermont Yankee will at all times keep insured such portions of the Unit (other than the fuel assemblies and components, including nuclear materials) as are of a character usually insured by electric utility companies similarly situated and operating like properties, against the risk of a "nuclear incident" and such other risks as electric utility companies, similarly situated and operating like properties, usually insure against; and such insurance shall to the extent available be carried in amounts sufficient to prevent Vermont Yankee from becoming a co-insurer. Vermont Yankee will at all times keep its fuel assemblies and components (including nuclear materials) insured against such risks and in such amounts as shall, in the opinion of Vermont Yankee, provide adequate protection.

11.  Audit

     Vermont Yankee's books and records (including metering records) shall be open to reasonable inspection and audit by the Purchaser.

12.  Arbitration

     In case any dispute shall arise as to the interpretation or performance of this contract which cannot be settled by mutual agreement, such dispute shall be submitted to arbitration. The parties shall if possible agree upon a single arbitrator. In case of failure to agree upon an arbitrator within 15 days after the delivery by either party to the other of a written notice requesting arbitration, either party may request the American Arbitration Association to appoint the arbitrator. The arbitrator, after opportunity for each of the parties to be heard, shall consider and decide the dispute and notify the parties in writing of his decision. Such decision shall be binding upon the parties, and the expenses of the arbitration shall be borne equally by them.

13.  Regulation

     This contract, and all rights, obligations and performance of the parties hereunder, are subject to all applicable state and federal law and to all duly promulgated orders and other duly authorized action of governmental authority having jurisdiction in the premises.

14.  Assignment

     This contract shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no assignment, pledge or other transfer of this contract by either party shall operate to release the assignor, pledgor or transferor from any of its obligations under this contract unless consent to the release is given in writing by the other party, or, if the other party has theretofore assigned, pledged or otherwise transferred its interest in this contract, by the other party's assignee, pledgee or transferee, or unless such transfer is incident to a merger or consolidation with, or transfer of all or substantially all of the assets of the transferor to, another sponsor which shall, as a part of such succession, assume all the obligations of the transferor under this contract.

15.  Right of Setoff

     The Purchaser shall not be entitled to set off against the payments required to be made by it under this contract (i) any amounts owed to it by Vermont Yankee or (ii) the amount of any claim by it against Vermont Yankee. However, the foregoing shall not affect in any other way the Purchaser's right and remedies with respect to any such amounts owed to it by Vermont Yankee or any such claim by it against Vermont Yankee.

16.  Interpretation

     The interpretation and performance of this contract shall be in accordance with and controlled by the law of the State of Vermont.

17.  Addresses

     Except as the parties may otherwise agree, any notice, request, bill or other communication from one party to the other, relating to this contract, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when delivered in person or mailed by registered or certified mail, postage prepaid, to the respective post office address of the other party shown following the signatures of such other party hereto, or such other address as may be designated by written notice given as provided in this Section 17.

18.  Corporate Obligations

     This contract is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder, director or officer of either party, as such, is expressly waived.

19.  All Prior Agreements Superseded

     This contract represents the entire agreement between us relating to the subject matter hereof, and all previous agreements, discussions, communications and correspondence with respect to the subject matter are hereby superseded and are of no further force and effect.

     IN WITNESS WHEREOF, the parties have executed this contract by their respective officers thereunto duly authorized as of the date first above written.

                                   VERMONT YANKEE NUCLEAR POWER CORPORATION


                                   By
                                             President


                                   77 Grove Street
                                   Rutland, Vermont 05701


                                   PURCHASER


                                   By
                                        (Officer & Title)



                                             (Address)